EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Network-1 Commences Patent Litigation against Facebook

New York, May 10, 2017– Network-1 Technologies, Inc. (NYSE MKT: NTIP) announced today that its wholly-owned subsidiary, Mirror Worlds Technologies, LLC ("MWT"), has initiated patent litigation against Facebook, Inc. ("Facebook") in the United States District Court for the Southern District of New York for infringement of U.S. Patent No. 6,006,227, U.S. Patent No. 7,865,538, and U.S. Patent No. 8,255,439 (collectively, the "Patents in Suit").

The lawsuit alleges that that the Patents in Suit are infringed by the core technologies that enable both Facebook's Newsfeed, which according to Time Magazine is the "epicenter of its success", and Facebook's Timeline features. The lawsuit further alleges that Facebook's unauthorized use of the stream-based solutions of the Patents in Suit has helped Facebook become the most popular social networking site in the world with more than 1.94 billion monthly active users as of March 2017.

The Patents in Suit are among the patents acquired by Network-1, through MWT, from Mirror Worlds, LLC on May 21, 2013 and relate to computer systems using stream-based solutions. The inventions described in the Patents in Suit resulted from the work done by Yale University computer scientist, Professor David Gelernter, his then graduate student, Dr. Eric Freeman, and their co-inventors in the mid-1990s.

As reported in The Economist, "Dr. Gelernter foresaw how computers would be woven into the fabric of everyday life. In his book 'Mirror Worlds,' published in 1991, he accurately described websites, blogging, virtual reality, streaming video, tablet computers, e-books, search engines and internet telephony. More importantly, he anticipated the consequences all this would have on the nature of social interaction, describing distributed online communities that work just as Facebook and Twitter do today."1

Professor Gelernter and Dr. Freeman, and their co-inventors' stream-based solution was envisioned as an electronic diary of a user's entire life. It would contain documents, photos, messages or web pages the user interacted with – all in a single, searchable stream, and held safely online. Individual items could be shared with other people. The stream could also blend with millions of other streams, with a simple way to control the flow of information so as not to overwhelm the user. It would represent the user's personal life and public life and could function as a confidential electronic diary.

Since Network-1's acquisition of the Mirror Worlds patent portfolio in May 2013, Network-1 has achieved licensing revenue and other revenue of an aggregate of $47,150,000 which includes, among other things, license agreements with Apple and Microsoft.

The validity of the '227 Patent has been reaffirmed by the U.S. Patent and Trademark Office in reexamination proceedings initiated by Apple resulting in two re-examination certificates and additional allowed claims.   In addition, the Patent Trial and Appeal Board of the U.S. Patent Office denied institution of a Covered Business Method Review (CBM) filed by Apple challenging the validity of the '227 Patent concluding that Apple's challenge was not likely to succeed.

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1 Seer of the mirror world, The Economist, Technology Quarterly, Vol. Q4 2011 (Dec. 3, 2011)

ABOUT NETWORK-1 TECHNOLOGIES, INC.

Network-1 Technologies, Inc. is engaged in the development, licensing and protection of its intellectual property and proprietary technologies.  Network-1 works with inventors and patent owners to assist in the development and monetization of their patented technologies. Network-1 currently owns thirty-three (33) patents covering various telecommunications and data networking technologies as well as technologies relating to document stream operating systems and the identification of media content. Network-1's current strategy includes continuing to pursue licensing opportunities for its Remote Power Patent and its efforts to monetize two patent portfolios (the Cox and Mirror Worlds patent portfolios) acquired by Network-1 in 2013.  Network-1's acquisition strategy is to focus on acquiring high quality patents which management believes have the potential to generate significant licensing opportunities as Network-1 has achieved with respect to its Remote Power Patent and Mirror Worlds Patent Portfolio. Network-1's Remote Power Patent has generated licensing revenue in excess of $105,000,000 from May 2007 through December 31, 2016.  As a result of the acquisition of its Mirror Worlds Patent Portfolio in May 2013, Network-1 achieved licensing and other revenue of $47,150,000 through December 31, 2016 with respect to its Mirror Worlds Patent Portfolio.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements address future events and conditions concerning Network-1's business plans. Such statements are subject to a number of risk factors and uncertainties as disclosed in the Network-1's Annual Report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission, including, among others, the continued validity of Network-1's Remote Power Patent, the ability of Network-1 to successfully execute its strategy to acquire high quality patents with significant licensing opportunities, Network-1's ability to achieve revenue and profits from its Cox Patent Portfolio and additional revenue and profit from its Mirror Worlds Patent Portfolio as well as intellectual property it may acquire in the future, the ability of Network-1 to enter into additional license agreements, the ability of Network-1 to continue to receive material royalties from its existing license agreements for its Remote Power Patent, the uncertainty of patent litigation and proceedings at the United States Patent and Trademark Office, the difficulty in Network-1 verifying royalty amounts owed to it by its licensees, Network-1's ability to enter into strategic relationships with third parties to license or otherwise monetize their intellectual property, the continued viability of the PoE market, the risk in the future of Network-1 being classified as a Personal Holding Company, future economic conditions and technology changes and legislative, regulatory and competitive developments. Except as otherwise required to be disclosed in periodic reports, Network-1 expressly disclaims any future obligation or undertaking to update or revise any forward-looking statement contained herein

Corey M. Horowitz, Chairman and CEO
Network-1 Security Solutions, Inc.
(212) 829-5770